EXHIBIT 21.0

List of Subsidiaries

Registrant: First Bancorp of Indiana, Inc.

Subsidiaries	Percentage Ownership	Jurisdiction or State of Incorporation

First Federal Savings Bank	100%	United States

First Federal Savings Bank

Subsidiaries	Percentage Ownership	Jurisdiction or State of Incorporation

FFSL Service Corporation, Inc.	100%	Indiana
FFSB Financial Corporation	100%	Indiana